As filed with the Securities and Exchange Commission on February 16, 2016

Registration No. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEUTRA CORP.

(Exact name of registrant in its charter)

Nevada	2833	27-4505461
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

400 South 4th Street, Suite 500

Las Vegas, Nevada 89101

702-793-4121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Brown

Chief Executive Officer

400 South 4th Street, Suite 500

Las Vegas, Nevada 89101

Telephone: 702-793-4121

Facsimile: 702-793-4001

Email: chrisbrown@neutracorp.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Robert L. Sonfield, Jr., Esq.

Sonfield & Sonfield

2500 Wilcrest Drive, Suite 300

Houston, Texas 77042

Telephone: (713)877-8333

Facsimile: (713)877-1547

Email: robert@sonfield.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share (3)	Offering Price	Fee (3)

Common stock underlying convertible note(1)	490,645	$1.4875	$729,834	$73.49

(1)

We have issued a convertible promissory note in the amount of $73,940. The note has accrued interest in the amount of $3,829 as of February 5, 2016 for a total owing of $77,769. The principal and accrued interest note is convertible at the holder’s option at any time prior to maturity into approximately 7,776,900 shares of the registrant’s common stock at a price of $0.01 per share.

(2)

This registration statement covers the number of shares issuable upon conversion of the promissory note equal to less than 30% of the outstanding shares held by nonaffiliated stockholders (“public float”). Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock which become issuable by reason of any increase in the public float, stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(3)

The offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and total offering price are based on the average of the high and low sales prices of the registrant’s common stock on February 5, 2016, as reported on the OTC Market Group, Inc.’s OTCQB tier.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

- ii -

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2016

490,645  Shares of Common Stock

NEUTRA CORP.

This prospectus relates to the sale or other disposition from time to time of 490,645 shares of our common stock, par value $0.001 per share, by our stockholder. The shares of our common stock issuable upon conversion of convertible promissory note issued by the Company July 31, 2015 and convertible at $0.01 per share.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is quoted on the OTC Market Group, Inc.’s OTCQB tier under the NTRR ticker symbol. On February 5, 2016, the closing price of our common stock was $1.42 per share.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act. Please read the related disclosure contained on page 7 of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is:  _____________, 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9

USE OF PROCEEDS	10

DILUTION	10

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	10

DESCRIPTION OF BUSINESS	12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	16

EXECUTIVE COMPENSATION	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	20

SELLING STOCKHOLDER	21

PLAN OF DISTRIBUTION	22

DESCRIPTION OF SECURITIES	25

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26

LEGAL MATTERS	27

EXPERTS	27

INTERESTS OF NAMED EXPERTS AND COUNSEL	27

WHERE YOU CAN FIND MORE INFORMATION	27

INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Stockholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Neutra Corp. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Company Overview

We were incorporated in Florida on January 11, 2011 to market and participate in the Nutraceutical space by bringing products derived from all natural and organic origins. Along with participating in the actual nutraceutical products, we plan to research and bring new technology to the Nutraceutical space. Nutraceutical natural medicine is an alternative system that focuses on natural remedies and the body’s vital ability to heal and maintain itself. One of the nutraceutical sub-markets is the new thriving medical cannabis market, in which we will be doing our due diligence and participating. We intend to entrust the manufacturing to a nutraceutical contractor to private label all of our products and to sell them under our unique brand. We have established a fiscal year end of January 31.

On February 1, 2013, we entered into a Joint Venture Agreement with Purlife. The Joint Venture was created towards developing and marketing the brands represented by Purlife. Purlife will execute the business plan or other programs as agreed to as well as make any necessary disbursements on behalf of the Joint Venture, and collect and distribute profits in accordance with the ownership percentages. The Joint Venture will allocate profits for a period of 3 years with we receiving 10% and the Joint Venture receiving 90%. All loss and disbursements incurred by Purlife in acquiring, holding, and protecting the business interest and the net profits shall, during the period of the venture be paid by Purlife. All losses incurred by the Parties will be limited to their financial contribution to the Joint Venture. The Company will provide consulting to the Joint Venture and participate in strategic and operation decisions as required.

During the year ended January 31, 2014, we paid a total of $150,000 to fund the cash flow requirements as set forth in an approved budget prepared by Purlife. These payments are included in general and administrative expense on the statement of operations. The Company has no further obligation to continue funding.

On May 30, 2013, we entered into a joint venture agreement with Field of View Technologies, LLC. (the “Field of View JV”). The purpose of the Field of View JV is to develop, produce, and market a new cannabis inhalation delivery system. Under the terms of the agreement, we will provide funding for the project and provide consulting services to the Field of View JV. Field of View Technologies, LLC will develop the product and manage the joint venture. In exchange, we will receive 25% of the profit on all inhalation cannabinoid delivery systems for a period of 36 months. The Company has committed to fund $175,000 of the costs of the Field of View JV.

On June 5, 2013, we entered into a joint venture agreement with Vertigo Technologies, LLC. (the “Vertigo JV”). The purpose of the Vertigo JV is to develop post-production equipment in the horticultural market. Under the terms of the agreement, we will provide funding for the project. Vertigo Technologies, LLC will develop the product and manage the joint venture. In exchange, we will receive 30% of the profit on all cannabinoid post-production technology products for a period of 36 months. The Company has committed to fund $85,000 of the costs of the Vertigo JV.

On August 25, 2013, we entered into a joint venture agreement with Second Wave Ventures, LLC. (the “Second Wave JV”). The purpose of the Second Wave JV is to develop, produce and market nutraceutical products and deliver systems. Under the terms of the agreement, we will provide funding for the operations of the joint venture. In exchange, we will receive 30% of the profits on all products and delivery systems within the nutraceutical market. The Company has committed to fund $85,000 under the Second Wave JV, which will be paid in weekly payments of $5,000.

On August 27, 2013, we entered into a joint venture agreement with Surface to Air Solutions, LLC. (the “S2O2 JV”). The purpose of the S2O2 JV is to work together to develop, produce, and market new services and products that are utilized within the market of horticultural production. Under the terms of the agreement, we will provide management, marketing, and other consulting services to the S2O2 JV. In addition, we will re-design the web marketing material for the joint venture. NTRR will fund up to $100,000 of the operating costs of the S2O2 JV at its discretion. After an initial payment of $10,000 on September 1, 2013, funding will be made in weekly installments of $7,500. In exchange, NTRR will receive 25% of the profits on all products and services that are used within the horticultural market.

On February 11, 2014, we acquired Diamond Anvil Designs, a developer of smoke-free nutraceutical delivery systems. Diamond Anvil Designs is a development stage startup vapor pen company that is designing an all-purpose vapor pen. Currently most vapor pens are manufactured only to be used for tobacco, so we believe this an underdeveloped area of the market.

On October 5, 2015, we reincorporated from Florida to Nevada. The reincorporation was approved by our board of directors and by the holders of a majority of our common stock. Each shareholder received one share in the Nevada corporation for every 50 shares they held in the Florida corporation. Fractional shares were rounded up to the nearest whole share, and each shareholder received at least five shares. Our authorized shares increased to 480,000,000 shares of common stock and 20,000,000 shares of preferred stock.

In their audit report dated May 15, 2015; our auditors have expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. If we do not raise additional capital within twelve months, we may be required to suspend or cease the implementation of our business plan.

We have no revenues; have incurred losses since inception, have been issued a going concern opinion from our auditors and rely upon the sale of our securities and borrowing to fund operations.

The Offering

Common Stock Offered	490,645 shares underlying convertible promissory note held by selling stockholder

Common stock outstanding	1,722,472 shares of common stock

Common stock to be outstanding immediately after the offering	2,213,117 shares of common stock

Use of Proceeds

We will not receive any proceeds upon the sale of shares of common stock by the selling stockholder in this offering. However, we received net proceeds of $73,940 upon the issuance of the convertible promissory note of which the common stock registered herein is issuable upon conversion. Selling stockholder will receive all of the proceeds from the sale of their shares offered by them under this prospectus. If all the registered shares are converted, our outstanding debt will be reduced by $4,906.

OTC Market Group, Inc.’s OTCQB tier	NTRR

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. We believe the following discussion identifies the most significant risks and uncertainties that could adversely affect our business. If any of the following risks were actually to occur, our business, results of operations, cash flows, and financial condition could be materially and adversely affected. Additional risks not currently known to us, or that we currently deem to be immaterial, could also materially adversely affect our business, results of operations, cash flows, and financial condition in future periods.

Risks related to our business and industry

We have a history of operating losses and expect to continue to realize losses in the near future. Currently our operations are producing inadequate revenue to fund all operating costs, and we rely on investments by third parties to fund our business. Even as our revenue grows, we may not become profitable or be able to sustain profitability.

We have reported net losses of $4,399,587 from the date of inception through October 31, 2015. We have not realized adequate revenue in order to support our operations. We expect to continue to incur net losses and negative cash flow from operations in the near future, and we will continue to experience losses for at least as long as it takes our company to generate adequate revenue by selling our distilled spirits. The size of these losses will depend, in large part, on whether we fully develop the distilled spirits industries, with a focus on the Vodka segment, in a profitable manner. To date, we have had only limited operating revenues. There can be no assurance that we will achieve material revenues in the future. Should we achieve a level of revenues that make us profitable, there is no assurance that we can maintain or increase profitability levels in the future.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of significant operating revenues since inception through the date of this prospectus; and (iii) our dependence on the sale of equity or debt securities to continue in operation. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our operations. If this happens, you could lose all or part of your investment.

Our lack of any profitable operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We do not have any substantial operating history, which makes it impossible to evaluate our business on the basis of historical operations.  Our business carries both known and unknown risks. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our lacking any profitable operating history.

Increased competition in our industry can lead to pricing pressure, reduced margins or the inability of our products and services to achieve market acceptance.

Our joint venture partners serve established and knowledgeable customers in the business of growing, storing and post production handling of horticultural products, including the medical cannabis market.

Actions by new or existing competitors, including introduction of competing products or services, promotions, combinations with other products or services, or price-cutting may lower sales or require actions to retain and attract customers which could adversely affect our profitability. Increased competition from existing or new competitors could result in price reductions, increased competition for materials, reduced margins or loss of market share, any of which could materially and adversely affect our business and our operating results and financial condition.

In addition, if the prices at which the customers of our joint venture partners sell their products increase or decrease, the demand for products or services may change. If the demand for products or services decreases, there could be a significant impact on our business in the applicable location or region, resulting in a material adverse effect on our revenues and results of operations. Furthermore, if crop prices are too low, the use of some or all of our joint venture partner’s products or services may not be justified, since the financial benefit to the grower is diminished. This could lead to a significant reduction in demand, adversely impacting our business, financial condition and results of operations.

We might not succeed in our strategies for acquisitions and dispositions.

From time to time, we may attempt to acquire or invest in additional brands or businesses. We expect to continue to seek acquisition and investment opportunities that we believe will increase long-term shareholder value, but we may not be able to find and purchase brands or businesses at acceptable prices and terms. Acquisitions involve risks and uncertainties, including potential difficulties integrating acquired brands and personnel; the possible loss of key customers or employees most knowledgeable about the acquired business; implementing and maintaining consistent U.S. public company standards, controls, procedures, policies, and information systems; exposure to unknown liabilities; business disruption; and management distraction. Acquisitions, investments, or joint ventures could also lead us to incur additional debt and related interest expenses, issue additional shares, and become exposed to contingent liabilities, as well as lead to dilution in our earnings per share and reduction in our return on average invested capital. We could incur future restructuring charges or record impairment losses on the value of goodwill or other intangible assets resulting from previous acquisitions, which may also negatively affect our financial results.

We also evaluate from time to time the potential disposition of assets or businesses that may no longer meet our growth, return, or strategic objectives. In selling assets or businesses, we may not get prices or terms as favorable as we anticipated. We could also encounter difficulty in finding buyers on acceptable terms in a timely manner, which could delay our accomplishment of strategic objectives. Expected cost savings from reduced overhead relating to the sold assets may not materialize, and the overhead reductions could temporarily disrupt our other business operations. Any of these outcomes could negatively affect our financial performance.

Conditions in the global economy may directly adversely affect our net sales, gross profit and financial condition and may result in delays or reductions in our spending that could have a material adverse effect on our business, financial condition and results of operations.

Although demand for fresh horticultural products is somewhat inelastic in developed economies, our products and services are sold to the consumers of nutraceutical products from natural and organic origins that can be affected by important changes in supply, market prices, exchange rates and general economic conditions. Delays or reductions in our customers’ purchasing or shifts to lower-cost alternatives that result from tighter economic market conditions would reduce demand for our products and services and could, consequently, have a material adverse effect on our business, financial condition and results of operations.

One of our stockholders has the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

Boxcar Transportation Corp. currently owns approximately 5% of our common stock and 100% of our Series E preferred stock. As holder of the Series E preferred stock Boxcar Transportation Corp. is entitled, voting separately as a single class, to vote double the number of all other voting share resulting in 2/3rds of all votes. As a result, it could exert considerable influence over the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition.  Any stockholders in favor of a matter that is opposed by this stockholder cannot overrule the vote of Boxcar Transportation Corp.

Chris Brown is our sole director and officer and the loss of Mr. Brown could adversely affect our business.

Since Mr. Brown is currently our sole director and officer, if he were to die, become disabled, or leave our company, we would be forced to retain individuals to replace him. There is no assurance that we can find suitable persons to replace him if that becomes necessary. We have no “Key Man” life insurance at this time.

Risks Relating to our medical cannabis

The Control Substances Act designates marijuana a Schedule 1 controlled substance.

Cannabis is a Schedule I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding cannabis would likely result in our inability to provide services to growers and distributors.

Although we do not intend to market, sell, or produce marijuana or marijuana related products, there is a risk that we could be perceived as aiding or abetting, or being an accessory to, a violation of the Controlled Substances Act.

Strict enforcement of federal law regarding marijuana could expose us to potential criminal liability, and subject our properties to civil forfeiture. H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the U.S. Department of Justice pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Colorado, from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are 23 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be adding or abetting producing, cultivating, or dispensing marijuana in violation of federal law with respect to our current or proposed business operations. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The U.S. Supreme Court declined to hear a case brought by San Diego County, California that sought to establish federal preemption over state medical marijuana laws. The preemption claim was rejected by every court that reviewed the case. The California 4th District Court of Appeals wrote in its unanimous ruling, “Congress does not have the authority to compel the states to direct their law enforcement personnel to enforce federal laws.” However, in another case, the U.S. Supreme Court held that, as long as the CSA contains prohibitions against marijuana, under the Commerce Clause of the United States Constitution, the United States may criminalize the production and use of homegrown cannabis even where states approve its use for medical purposes.

In an effort to provide guidance to federal law enforcement, the DOJ has issued Guidance Regarding Marijuana Enforcement to all United States Attorneys in a memorandum from Deputy Attorney General David Ogden on October 19, 2009, in a memorandum from Deputy Attorney General James Cole on June 29, 2011 and in a memorandum from Deputy Attorney General James Cole on August 29, 2013. Each memorandum provides that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

The August 29, 2013 memorandum provides updated guidance to federal prosecutors concerning marijuana enforcement in light of state laws legalizing medical and recreational marijuana possession in small amounts.

The memorandum sets forth certain enforcement priorities that are important to the federal government:

•	Distribution of marijuana to children;

•	Revenue from the sale of marijuana going to criminals;

•	Diversion of medical marijuana from states where it is legal to states where it is not;

•	Using state authorized marijuana activity as a pretext of other illegal drug activity;

•	Preventing violence in the cultivation and distribution of marijuana;

•	Preventing drugged driving;

•	Growing marijuana on federal property; and

•	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

The medical marijuana industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical cannabis will likely adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Further, the medical cannabis industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

It is possible that federal or state legislation could be enacted in the future that would prohibit us from analyzing and certifying cannabis products to potential customers, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates providing analysis and certification of cannabis to the medical or recreational marijuana growers. However, there has been significant public, legislative and regulatory attention to medical marijuana that may result in prohibition of providing our services to marijuana growers or distributors.

Risks related to our common stock

We lack an established trading market for our common stock, and you may be unable to sell your common stock at attractive prices or at all.

There is currently a limited trading market for our common stock in the OTC Market Group, Inc.’s OTCQB tier under the symbol “NTRR.” There can be no assurances given that an established public market will be obtained for our common stock or that any public market will last. As a result, we cannot assure you that you will be able to sell your common stock at attractive prices or at all.

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile. A variety of factors may have a significant impact on the market price of our common stock, including:

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competitors;

•	our financial condition, results of operations and prospects;

•	any future issuances of our common stock, which may include primary offerings for cash, and the grant or exercise of stock options from time to time;

•	general market and economic conditions; and

•	any outbreak or escalation of hostilities, which could cause a recession or downturn in our economy.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

Our future sales of common stock by management and other stockholders may have an adverse effect on the then prevailing market price of our common stock.

In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a company registered under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

Lack of Independent Directors.

The Sarbanes-Oxley Act of 2002 requires us as a public corporation to have an audit committee composed solely of independent directors. Currently, we have no independent directors and lack an Audit Committee of the board of directors. Audit committee communications will have to go directly to board members and addressed with the board of directors. We can provide no assurances that we will be able to attract and maintain independent directors on our board or form an Audit Committee in compliance with Sarbanes-Oxley.

We do not expect to pay cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets.  Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we sell equity or debt securities as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

While we currently qualify as an “emerging growth company” under the Jumpstart of Business Startups Act of 2012, or the JOBS Act, when we lose that status the costs and demands placed upon our management will increase.

Because we are a publicly reporting company, we will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer, ” as defined by the Securities and Exchange Commission, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if we would also not qualify as a smaller reporting company.

The JOBS Act permits “emerging growth companies” like us, upon becoming a publicly-reporting company, to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above, and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company at such time as described in the paragraphs immediately above. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTCQB is subject to extreme price and volume fluctuations in general.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Trading in our common stock on the OTC Markets is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Trading in our common stock is currently published on the OTC Market Group, Inc.’s OTCQB tier. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

The issuance of our common stock to the selling stockholder may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by the selling stockholder could cause the price of our common stock to decline.

We are registering for sale 490,645 shares that we may issue to the selling stockholder. It is anticipated that shares registered in this offering will be sold over a period of up to approximately twelve months from the date of this prospectus. The number of shares ultimately offered for sale by the selling stockholder under this prospectus is dependent upon the number of shares the selling stockholder elects to convert from the convertible promissory note. Depending upon market liquidity at the time, sales of shares of our common stock issued upon conversion of the promissory note may cause the trading price of our common stock to decline.

The selling stockholder may sell all, some or none of our shares that it holds or comes to hold upon conversion of the promissory note. Sales by the selling stockholder of shares acquired upon conversion of the promissory note and sold under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by the selling stockholder in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We are registering 490,645 shares of common stock to be issued upon conversion of the promissory note. The sales of such shares could depress the market price of our common stock.

We are registering 490,645 shares of common stock under the registration statement of which this prospectus is a part, pursuant to the registration rights agreement with the selling stockholder. Notwithstanding the selling stockholder’s ownership limitation, the 490,645 shares will represent approximately 23.17% of our shares of common stock held by nonaffiliated shareholders immediately after issuance of the shares upon conversion of the promissory note. The sale of these shares into the public market by the selling stockholder could depress the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of their shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares sold by the selling stockholder. If all the registered shares are converted, our outstanding debt will be reduced by principal and interest in the amount of $4,906.

DILUTION

The sale of our common stock issuable upon conversion of the promissory note may have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline.

After giving effect to the conversion in this offering of 490,645 shares of common stock at a conversion rate of $0.01 per share, our pro forma as adjusted net tangible book value as of October 31, 2015 would have been approximately $(346,910), or $(0.16) per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution of $0.17 per share to our new shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for common stock

Our common stock began trading on the “Over the Counter” Bulletin Board (“OTC”) under the symbol “NTRR” in October 2011. The following table sets forth, for the period indicated, the prices of the common stock in the over-the-counter market, as reported and summarized by OTC Market Group, Inc.’s OTCQB tier. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission and may not represent actual transactions. There is an absence of an established trading market for the Company’s common stock, as the market is limited, sporadic and highly volatile, which may affect the prices listed below.

	High	Low
Fiscal Year Ended January 31, 2015
Quarter ended January 31, 2015	$0.21	$0.07
Quarter ended October 31, 2014	$0.28	$0.09
Quarter ended July 31, 2014	$0.59	$0.20
Quarter ended April 30, 2014	$0.95	$0.37

Fiscal Year Ended January 31, 2014
Quarter ended January 31, 2014	$1.00	$0.28
Quarter ended October 31, 2013	$1.28	$0.30
Quarter ended July 31, 2013	$1.85	$0.22
Quarter ended April 30, 2013	$6.50	$0.11

Holders

We had approximately 3 record holders of our common stock as of February 5, 2016, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•

our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and do not plan to declare any dividends in the foreseeable future.

Common Stock

We are authorized to issue 480,000,000 shares of common stock, with a par value of $0.001 per share. The closing price of our common stock on February 5, 2016, as quoted by OTC Markets Group, Inc., was $1.42. There were 1,722,472 shares of common stock issued and outstanding as of February 5, 2016. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the Company, the holders of common stock will share equally in any balance of the Company’s assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of the Company’s common are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the Board of Directors from funds legally available.

Our Articles of Incorporation, our Bylaws, and the applicable statutes of the state of Nevada contain a more complete description of the rights and liabilities of holders of our securities.

During the year ended January 31, 2015, there was no modification of any instruments defining the rights of holders of the Company’s common stock and no limitation or qualification of the rights evidenced by the Company’s common stock as a result of the issuance of any other class of securities or the modification thereof.

On October 5, 2015, our reincorporation from Florida to Nevada resulted in a one-for-50 reverse stock split. Each shareholder received one share in the Nevada corporation for every 50 shares held in the Florida corporation. Fractional shares were rounded up to the nearest whole share, and each shareholder received at least five shares.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. On November 13, 2015, the board of directors designated 1,000,000 shares of Series E preferred stock. The Series E preferred stock has a par value of $0.001 and ranks subordinate to our common stock. The outstanding shares of Series E preferred stock have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of capital stock. On the same date, the Company issued 1,000,000 shares of Series E preferred stock to Boxcar Transportation Corp., a Panama corporation whose beneficial owner is Mert Gungor, for compensation for corporate administration. Prior to this transaction, Boxcar owned 86,990 shares of common stock, or approximately 5%, of the outstanding shares of common stock.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to continue to pursue our business plan or to undertake any expansion of our current business activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Off Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical financial statements. We have identified and disclosed accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

DESCRIPTION OF BUSINESS

Overview

We were incorporated in Florida on January 11, 2011 to market and participate in the nutraceutical space by bringing products derived from all natural and organic origins. Along with participating in the actual nutraceutical products, we plan to research and bring new technology to the nutraceutical space. Nutraceutical natural medicine is an alternative system that focuses on natural remedies and the body’s vital ability to heal and maintain itself. One of the nutraceutical sub-markets is the new thriving medical cannabis market, in which we will be doing our due diligence and participating. We intend to entrust the manufacturing to a nutraceutical contractor to private label all of our products and to sell them under our unique brand. We have established a fiscal year end of January 31.

On January 11, 2013, we executed an Option Agreement with Purlife Distributors Inc, and authorized distributor of DrivePur and Purteq products in Canada, (hereafter referred to as “Purlife”.  Purlife owns rights to market, in Canada, environmentally friendly, sustainable, and long-lasting antimicrobial solutions for indoor and outdoor surfaces. The Option Agreement shall be for a period of ninety (90) days beginning from the date of the agreement. The Company will pay Purlife a $5,000 non-refundable payment. Under the option agreement, we, will have the right to conduct a due diligence review of Purlife with complete access to data, patent applications, financial statements and other pertinent information. From the Option Agreement, we were able to form a Joint Venture with Purlife on February 1, 2013.

On February 1, 2013, we entered into a Joint Venture Agreement with Purlife. The Joint Venture was created towards developing and marketing the brands represented by Purlife. Purlife will execute the business plan or other programs as agreed to as well as make any necessary disbursements on behalf of the Joint Venture, and collect and distribute profits in accordance with the ownership percentages. The Joint Venture will allocate profits for a period of 3 years with we receiving 10% and the Joint Venture receiving 90%. All loss and disbursements incurred by Purlife in acquiring, holding, and protecting the business interest and the net profits shall, during the period of the venture be paid by Purlife. All losses incurred by the Parties will be limited to their financial contribution to the Joint Venture. The Company will provide consulting to the Joint Venture and participate in strategic and operation decisions as required.

During the year ended January 31, 2014, we paid a total of $150,000 to fund the cash flow requirements as set forth in an approved budget prepared by Purlife. These payments are included in general and administrative expense on the statement of operations. The Company has no further obligation to continue funding.

On May 30, 2013, we entered into a joint venture agreement with Field of View Technologies, LLC. (the “Field of View JV”). The purpose of the Field of View JV is to develop, produce, and market a new cannabis inhalation delivery system. Under the terms of the agreement, we will provide funding for the project and provide consulting services to the Field of View JV. Field of View Technologies, LLC will develop the product and manage the joint venture. In exchange, we will receive 25% of the profit on all inhalation cannabinoid delivery systems for a period of 36 months. The Company has committed to fund $175,000 of the costs of the Field of View JV.

On June 5, 2013, we entered into a joint venture agreement with Vertigo Technologies, LLC. (the “Vertigo JV”). The purpose of the Vertigo JV is to develop post-production equipment in the horticultural market. Under the terms of the agreement, we will provide funding for the project. Vertigo Technologies, LLC will develop the product and manage the joint venture. In exchange, we will receive 30% of the profit on all cannabinoid post-production technology products for a period of 36 months. The Company has committed to fund $85,000 of the costs of the Vertigo JV.

On August 25, 2013, we entered into a joint venture agreement with Second Wave Ventures, LLC. (the “Second Wave JV”). The purpose of the Second Wave JV is to develop, produce and market nutraceutical products and deliver systems. Under the terms of the agreement, we will provide funding for the operations of the joint venture. In exchange, we will receive 30% of the profits on all products and delivery systems within the nutraceutical market. The Company has committed to fund $85,000 under the Second Wave JV, which will be paid in weekly payments of $5,000.

On August 27, 2013, we entered into a joint venture agreement with Surface to Air Solutions, LLC. (the “S2O2 JV”). The purpose of the S2O2 JV is to work together to develop, produce, and market new services and products that are utilized within the market of horticultural production. Under the terms of the agreement, we will provide management, marketing, and other consulting services to the S2O2 JV. In addition, we will re-design the web marketing material for the joint venture. NTRR will fund up to $100,000 of the operating costs of the S2O2 JV at its discretion. After an initial payment of $10,000 on September 1, 2013, funding will be made in weekly installments of $7,500. In exchange, NTRR will receive 25% of the profits on all products and services that are used within the horticultural market.

On February 11, 2014, we acquired Diamond Anvil Designs, a developer of smoke-free nutraceutical delivery systems. Diamond Anvil Designs is a development stage startup vapor pen company that is designing an all-purpose vapor pen. Currently most vapor pens are manufactured only to be used for tobacco, so we feel this an underdeveloped area of the market.

In their audit report dated May 15, 2015; our auditors have expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. If we do not raise additional capital within twelve months, we may be required to suspend or cease the implementation of our business plan.

We have no revenues; have incurred losses since inception, have been issued a going concern opinion from our auditors and rely upon the sale of our securities and borrowing to fund operations.

Plan of Operation

We have not generated any revenues to date and our activities have been limited to developing our business plan, developing and launching our website, research and development of products and trial testing of our initial formulations. We will not have the necessary capital to fully develop the financial relationship with our joint venture partners until we are able to secure additional financing. There can be no assurance that such financing will be available on suitable terms. We need to raise an additional $400,000 to satisfy our commitments to our joint venture partners over the next twelve months. Our current cash on hand is insufficient to fully commercialize the products of our joint venture partners and fully develop our business strategy. If we are unable to raise adequate additional funds or if those funds are not available on terms that are acceptable to us, we will not be able to execute our business plan and we may cease operations.

Employees

Our sole employee is Chris Brown, our president, treasurer, secretary and sole director. Mr. Brown is not employed under a written employment agreement. See, Directors, Executive Officers and Corporate Governance.

Intellectual Property

We have no patents or trademarks.

Legal Proceedings

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Nine months ended October 31, 2015 compared to the nine months ended October 31, 2014.

General and Administrative Expenses

We recognized general and administrative expenses of $389,861 and $514,021 for the nine months ended October 31, 2015 and 2014, respectively. The decrease is primarily due to a reduction in our funding of joint ventures, which declined by $77,500 between the two periods. The remainder of the change is due to reductions in professional fees, travel & entertainment, and product samples.

Interest Expense

Interest expense decreased from $806,102 for the nine months ended October 31, 2014 to $375,057 for the nine months ended October 31, 2015. During the nine months ended October 31, 2015, we amortized $358,328 of the discount on our convertible notes, compared to $737,365 for the comparable period of 2014. This was driven by fewer conversions of our convertible notes payable into common stock.

This is offset by an increase in interest expense on our convertible notes, due to higher average debt balances.

Loss on Acquisition of Diamond Anvil

During the nine months ended October 31, 2014, we recognized a $100,000 loss on our acquisition of Diamond Anvil. In the comparable period of 2015, we made $30,000 of additional contractual payments toward the acquisition, which we recognized as a loss.

Net Loss

We incurred a net loss of $794,918 for nine months ended October 31, 2015 as compared to $1,420,123 for the comparable period of 2014. The decrease is driven by declines in interest expense and general and administrative expenses, as well as a decreased loss on our acquisition of Diamond Anvil.

Three months ended October 31, 2015 compared to the three months ended October 31, 2014.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $143,969 and $164,003 for the three months ended October 31, 2015 and ended 2014, respectively. The decrease is due to decreased professional fees and lower payments toward joint ventures in the latter period.

Interest Expense

Interest expense decreased from $357,835 for the three months ended October 31, 2014 to $96,519 for the three months ended October 31, 2015. During the three months ended October 31, 2015, we amortized $92,773 of the discount on our convertible notes, compared to $338,962 for the comparable period of 2014. This decrease is due to fewer conversions of our convertible notes into common stock.  This was augmented by a small decrease in interest expense on our convertible notes.

Loss on Acquisition of Diamond Anvil

During the three months ended October 31, 2014, we recognized a $10,000 loss on our acquisition of Diamond Anvil. In the comparable period of 2015, we made $0 of additional contractual payments toward the acquisition, which we recognized as a loss.

Net Loss

We incurred a net loss of $240,488 for the three months ended October 31, 2015 as compared to $531,838 for the comparable period of 2014. The decrease in the net loss was primarily due to decreased interest expense related to the amortization on our convertible notes. The remainder of the decrease resulted from lower professional fees and contributions to profit participation agreements.

Results of Operations

We incurred a net loss of $1,896,815 for the year ended January 31, 2015. We had a working capital deficit of $334,006 as of January 31, 2015. We do not anticipate having positive net income in the immediate future. Net cash used by operations for the year ended January 31, 2015 was $546,538.

We continue to rely on advances to fund operating shortfalls and do not foresee a change in this situation in the immediate future. There can be no assurance that we will continue to have such advances available. We will not be able to continue operations without them. We are pursuing alternate sources of financing, but there is no assurance that additional capital will be available to the Company when needed or on acceptable terms.

Fiscal year ended January 31, 2015 compared to the fiscal year ended January 31, 2014.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $635,866 and $965,903 for the years ended January 31, 2015 and ended 2014, respectively. The decrease was the result of smaller contributions to profit participation agreements.

Interest Expense

Interest expense increased from $292,381 for the year ended January 31, 2014 to $1,150,949 for the year ended January 31, 2015. Interest expense for the year ended January 31, 2015 included amortization of discount on convertible notes payable in the amount of $1,068,607, compared to $253,028 for the comparable period of 2014. The remaining increase is the result of the Company entering into interest-bearing convertible notes payable.

Net Loss

We incurred a net loss of $1,896,815 for the year ended January 31, 2015 as compared to $1,258,284 for the comparable period of 2014. The increase in the net loss was primarily the result of increased interest expenses related to amortization of our convertible notes during the year ended January 31, 2015.

Liquidity and Capital Resources

As of the date of this filing, we had yet to generate any revenues from our business operations.

We anticipate needing approximately of $400,000 to fund our operations and to execute our business plan over the next eighteen months. Currently available cash is not sufficient to allow us to commence full execution of our business plan. Our business expansion will require significant capital resources that may be funded through the issuance of common stock or of notes payable or other debt arrangements that may affect our debt structure. Despite our current financial status, we believe that we may be able to issue notes payable or debt instruments in order to start executing our business plan. However, there can be no assurance that we will be able to raise money in this fashion and have not entered into any agreements that would obligate a third party to provide us with capital.

Through January 31, 2015, we have incurred cumulative losses since inception of $1,896,815. We raised the cash amounts to be used in these activities from the sale of common stock and from advances. We currently have negative working capital of $334,006.

As of January 31, 2015, we had $6,584 of cash on hand. This amount of cash will be adequate to fund our operations for approximately less than one month.

We have no known demands or commitments and are not aware of any events or uncertainties as of January 31, 2015 that will result in or that are reasonably likely to materially increase or decrease our current liquidity

Additional Financing

Additional financing is required to continue operations. Although actively searching for available capital, the Company does not have any current arrangements for additional outside sources of financing and cannot provide any assurance that such financing will be available.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Directors and Officers serving our Company are as follows:

Name and Address	Age	Positions Held
Chris Brown 400 South 4th Street, Suite 500 Las Vegas, Nevada 89101	45	President, Secretary, Treasurer, Chief Executive Officer, Principal Financial Officer and Director

The sole director named above has held his office since August 15, 2014 and will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors.

Biographical Information – Chris Brown

Mr. Brown was chosen because of his experience in branding and product launches. From 2007 to 2010, Mr. Brown was the founder of Advanced Geothermal Systems, a company which created geo-exchange systems for luxury homes and businesses. From 2010 until 2014, Mr. Brown was the founder of PurLife Distributors, which creates anti-microbial surface protection programs for multiple verticals from automotive to sports teams. Mr. Brown received a degree in political science from the University of Victoria in Canada. We have not entered into any transactions with Chris Brown described in Item 404(a) of Regulation S-K. Mr. Brown was not appointed pursuant to any arrangement or understanding with any other person.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of our directors, persons nominated to become directors, executive officers, promoters or control persons was involved in any of the legal proceedings listen in Item 401(f) of Regulation S-K.

Arrangements with directors and executive officers

There are no arrangements or understandings between our sole executive officer and director and any other person pursuant to which he is to be selected as an executive officer or director.

Significant Employees and Consultants

We have no employees, other than our President, Chris Brown.

Code of Ethics

We have adopted a code of ethics that applies to our executive officers and employees.

Corporate Governance

Our business, property and affairs are managed by, or under the direction of, our board, in accordance with the Nevada Revised Statutes and our bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the board believes are the appropriate corporate governance policies and practices for our Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director Qualifications and Diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the finance and capital market industries.

In evaluating nominations to the board of directors, our board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Under the National Association of Securities Dealers Automated Quotations definition, an “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individuals having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $120,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of the Company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our outside auditor.

At the present time, we have no independent directors.

Lack of Committees

We do not presently have a separately designated audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, the sole director acts in those capacities. We believe that committees of the board are not necessary at this time given that we are in the exploration stage.

The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Mr. Brown does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive, given our current operating and financial condition. Further, because we are in the development stage of our business operations, we believe that the services of an audit committee financial expert are not necessary at this time.

The Company may in the future create an audit committee to consist of one or more independent directors. In the event an audit committee is established, of which there can be no assurances given, its first responsibility would be to adopt a written charter. Such charter would be expected to include, among other things:

•

being directly responsible for the appointment, compensation and oversight of our independent auditor, which shall report directly to the audit committee, including resolution of disagreements between management and the auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work;

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;

•	reviewing the annual audited financial statements with our management and the independent auditors and the adequacy of our internal accounting controls;

•

reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing the independence of the independent auditors;

•

reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or its management;

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations; and

•	all responsibilities given to the audit committee by virtue of the Sarbanes-Oxley Act of 2002, which was signed into law by President George W. Bush on July 30, 2002.

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the board for oversight. These risks include, without limitation, the following:

•	Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

•

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

•	Risks and exposures relating to corporate governance; and management and director succession planning.

•	Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and change in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended December 31, 2015, we believe that our executive officers, directors and ten percent stockholders complied with all reporting requirements applicable to them.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awards to, earned by, or paid to our named executive officer for all service rendered in all capacities to us for the fiscal years ended January 31, 2015 and 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Chris Brown CEO and Chairman of the board	2015	31,172	—	—	—	—	—	—	31,172

Sydney Jim	2015	65,000	—	—	—	—	—	—	65,000
Former CEO and Chairman of the board	2014	105,000	—	—	—	—	—	—	105,000

Cindy Morrissey	2014	30,000	—	—	—	—	—	—	30,000
Former CEO and Chairman of the board	2013	62,500	—	—	—	—	—	—	62,500

Michael Shane Henderson	2013	56,385	—	—	—	—	—	—	56,385
Former CEO and Chairman of the board

Outstanding Equity Awards at the End of the Fiscal Year

OUTSTANDING EQUITY AWARDS AT JANUARY 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Chris Brown	—	—	—	—	—	—	—	—	—

Sydney Jim	—	—	—	—	—	—	—	—	—

Cindy Morrissey	—	—	—	—	—	—	—	—	—

Michael Shane Henderson	—	—	—	—	—	—	—	—	—

Stock Option Grants

We have not granted any stock options to our executive officers as of February 5, 2016.

Employment Agreements

None of our executive officers is subject to employment agreements, but we may enter into such agreements with them in the future. We have no plans providing for the payment of any retirement benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 5, 2016, with respect to the beneficial ownership of shares of the Company’s common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of our Directors, (iii) each of our Executive Officers, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of February 5, 2016, there were 1,722,472 shares of the Company’s common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Capital Stock Beneficially Owned (1)		Percentage Ownership (3)
	Common Stock	Preferred Stock	Common Stock	Preferred Stock
Boxcar Transportation Corp (2) 65 East Street House No. 35 Panama City, Panama	86,990	1,000,000	5%	100%

Chris Brown President, Secretary, Treasurer and Director 400 South 4th Street, Suite 500 Las Vegas, Nevada 89101	-0-	-0-	-0-%	-0-%

All executive officers and directors as a group (one person)	-0-	-0-	-0-%	-0-%

(1)

Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on February 5, 2016.

(2)

The beneficial owner of Boxcar Transportation Corp. is Mert Gungor. In addition to the 86,990 shares of common s tock owned, Boxcar Transportation Corp. also owns 1,000,000 shares of the Company’s Series E preferred stock. The outstanding shares of Series E preferred share have the right to take action by written consent or vote based on the number of votes equal to twice the number of votes of all outstanding shares of common stock. As a result, Boxcar Transportation Corp. has not less than 2/3rds of the voting power of all shareholders at any time corporate action requires a vote of shareholders.

(3)	Our calculation of the percentage of beneficial ownership is based on 1,722,472 shares of common stock and 1,000,000 shares of Series E preferred stock outstanding as of February 5, 2016.

Changes in Control

The Company underwent a change in management on August 15, 2014, when Sydney Jim resigned as sole director and officer of the Company. On the same day, Chris Brown was elected to serve as sole director, president, secretary and treasurer. There are currently no arrangements which would result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On November 13, 2015, we issued 1,000,000 shares of Series E preferred stock to Boxcar Transportation Corp. as consideration for corporate administration.

Director Independence

Quotations for the Company’s common stock are entered on the Over-the-Counter Bulletin Board inter-dealer quotation system and the OTC Markets, which does not have director independence requirements. For purposes of determining director independence, the Company applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. As a result, the Company does not have any independent directors. Our sole director, Chris Brown, is also the Company’s principal executive officer.

SELLING STOCKHOLDER

When we refer to “Selling Stockholder” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth as of the date of this prospectus the name of each Selling Stockholder for whom we have registered shares of common stock for resale to the public and the number of shares of common stock that each Selling Stockholder may offer pursuant to this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. The information set forth below is based on information known to us. The common stock being offered by the Selling Stockholder consists of a total of 490,645 shares of the common stock issuable upon conversion of the convertible promissory note which is convertible at $0.01 per share.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, the convertible note provides that the Selling Stockholder may not convert if the conversion would cause a holder’s beneficial ownership of our common stock to exceed 4.99% of the outstanding shares of common stock. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that may not be purchased during a given 60-day period used for purpose of determining beneficial ownership.

Except for relationships noted in the Selling Stockholder table, none of the Selling Stockholder has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Selling Stockholder	Shares beneficially owned prior to offering (2)	Percentage of outstanding shares beneficially owned before this offering (3)	Number of shares being registered/offered and sold in this offering (4)	Number of shares beneficially owned post offering (5)	Percentage of outstanding shares beneficially owned post offering (6)
Terra First Enterprises, Inc. (1)	82,700	4.8%	490,645	573,345	33.3%

(1)	Thomas Cloud is the natural person who exercises the sole voting and or dispositive powers with respect to the shares offered by the selling stockholder.

(2)

The numbers in the column reflect the total number of shares of the common stock owned by the Selling Stockholder or its affiliates as of February 5, 2016. In addition to these shares, the Selling Stockholder or its affiliates hold several convertible promissory notes which are convertible into a total of 11,968,895 shares of common stock of the Company. All of the convertible promissory notes are subject to a conversion cap of 4.99% of the total outstanding. Therefore, the holder of the convertible notes does not have the “right” to hold more than the amount of the cap as expressed by the Commission’s amicus curiae brief in the case of Mark Levy v. Southbrook International Investments, Ltd. (2nd Cir. Mar 31, 2001).

(3)	The numbers in the column reflect the total number of shares of the common stock owned by the Selling Stockholder as a percentage of the number of shares outstanding.

(4)

This registration statement covers the number of shares issuable upon conversion of the promissory note equal to less than 30% of the outstanding shares held by nonaffiliated stockholders (“public float”).  Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock which become issuable by reason of any increase in the public float, stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(5)

This column assumes all the shares being registered hereunder are sold. Therefore, because of the conversion cap, the amount beneficially owned by such person, in accordance with Rule 13d-3, is 4.99% less the number of shares being registered hereunder.

(6)	Based on 1,722,472 shares of common stock issued and outstanding as of February 5, 2016.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. The distribution of the shares by the selling stockholder is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker- dealer as principal and resale by the broker-dealer for its account;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share;

•	a combination of any of these methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The total proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws and the selling stockholder’ expenses; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 under the Securities Act without regard to any volume limitation requirements under Rule 144 of the Securities Act.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

The Company has not engaged any FINRA member firms to participate in the distribution of securities, except to the extent that certain broker dealers described below shall be selling shareholders in connection with certain warrants and underlying shares of Common Stock received in their capacity as placement agents for earlier private offerings. Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved. The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by these firms and certain associated persons listed below. The SEC has indicated that it is their position that any broker-dealer firm which is a selling stockholder is deemed an underwriter and therefore these firms may be deemed an underwriter with respect to the securities being sold by them.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this Prospectus available to the selling stockholder for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker- dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed seven percent (7%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Regulation M

We have advised each selling stockholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, the selling stockholder is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed The selling stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised The selling stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

DESCRIPTION OF SECURITIES

This prospectus includes 490,645 shares of our common stock offered by the selling stockholder. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been included as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

We have authorized capital stock currently consists of 500,000,000 shares of capital stock, of which 480,000,000 are shares of common stock, par value $0.001 per share, and 20,000,000 are shares of preferred stock, par value $0.001 per share.

As of February 5, 2016, we had 1,722,472 shares of common stock held of record by approximately 3 shareholders of record and 1,000,000 shares of Series E preferred stock held by one shareholder of record.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance in the future of a newly designated class or series of preferred shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our capital stock.  The effect on your common stock ownership depends on the terms of the designation of the preferred stock outstanding.

Series E Preferred Stock

So long as any shares of Series E preferred stock remain outstanding, the holders are entitled, voting separately as a single class, to vote double the number of all other voting share resulting in 2/3rds of all votes.  The Series E preferred shares have no other economic value. The shares are not convertible into any other class of securities, are not entitled to dividends and do not participate in distributions in liquidation.

Convertible Promissory Note

As of February 5, 2016, we had outstanding $73,940 principal amount and accrued interest of $3,829 of an unsecured convertible promissory note dated July 31, 2015. The note is convertible at the holders’ option at any time into approximately 7,776,900 shares of our common stock at conversion rates of $0.01 per share. 490,645 shares of the common stock issuable upon conversion of the note are being registered by this prospectus. Conversion is limited to not more than 4.99% of the outstanding shares of common stock at any time. Therefore, the holder of the convertible note does not have the “right” to hold more than the amount of the cap as expressed by the Commission’s amicus curiae brief in the case of Mark Levy v. Southbrook International Investments, Ltd. (2nd Cir. Mar 31, 2001).

Transfer Agent

Our transfer agent is Island Stock Transfer, 15500 Roosevelt Blvd., Suite 301, Clearwater, FL 33760. 727-289-0010

OTC Market Group, Inc.’s OTCQB tier Quotation

Our common stock is quoted on the OTC Market Group, Inc.’s OTCQB tier under the trading symbol “NTRR.”

Warrants

As of the date of this prospectus we have no outstanding warrants.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Our bylaws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Nevada law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sonfield & Sonfield, Houston, Texas.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by M&K CPAS, PLLC, an independent registered public accountant, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

NEUTRA CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	October 31, 2015	January 31, 2015
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$620	$6,584
Total current assets	620	6,584

TOTAL ASSETS	$620	$6,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$340,177	$333,963
Current portion of convertible notes payable, net of discount of $0 and $0, respectively	—	6,317
Current portion of accrued interest payable	—	310
Total current liabilities	340,177	340,590

Convertible notes payable, net of discount of $401,001 and $351,646, respectively	6,682	45,976
Accrued interest payable	5,577	5,973
TOTAL LIABILITIES	352,436	392,539

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 480,000,000 shares authorized; 1,184,815 and 903,182 shares issued and outstanding at October 31, 2015 and January 31, 2015, respectively	1,185	903
Series E preferred stock, $0.001 par value; 20,000,000 shares authorized; no shares issued or outstanding at October 31, 2015 and January 31, 2015, respectively	—	—
Additional paid-in capital	4,046,586	3,157,811
Common stock payable	—	60,000
Accumulated deficit	(4,399,587)	(3,604,669)
Total stockholders’ deficit	(351,816)	(385,955)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$620	$6,584

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine months ended October 31,		Three months ended October 31,
	2015	2014	2015	2014

REVENUE	$—	$—	$—	$—

OPERATING EXPENSES
General and administrative expenses	389,861	514,021	143,969	164,003

LOSS FROM OPERATIONS	(389,861)	(514,021)	(143,969)	(164,003)

OTHER INCOME (EXPENSE)
Interest expense	(375,057)	(806,102)	(96,519)	(357,835)
Loss on Diamond Anvil acquisition	(30,000)	(100,000)	—	(10,000)
Total other income (expense)	(405,057)	(906,102)	(96,519)	(367,835)

NET LOSS	$(794,918)	$(1,420,123)	$(240,488)	$(531,388)

NET LOSS PER COMMON SHARE – Basic and diluted	$(0.76)	$(2.95)	$(0.20)	$(0.85)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – Basic and diluted	1,051,416	482,164	1,174,949	622,054

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock		Series E Preferred Stock		Additional Paid In	Common Stock	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Equity

BALANCE, January 31, 2015	903,182	$903	—	$—	$3,157,811	$60,000	$(3,604,669)	$(385,955)

Shares issued for conversion of notes payable	253,185	253	—	—	421,121	—	—	421,374
Shares issued for common stock payable	24,000	24	—	—	59,976	(60,000)	—	—
Discount on issuance of convertible note payable	—	—	—	—	407,683	—	—	407,683
Share rounding on reverse split	4,448	5	—	—	(5)	—	—	—
Net loss	—	—	—	—	—	—	(794,918)	(794,918)

BALANCE, October 31, 2015	1,184,815	$1,185	—	$—	$4,046,586	$—	$(4,399,587)	$(351,816)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended October 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(794,918)	$(1,420,123)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible note payable	358,328	737,365
Loss on acquisition of Diamond Anvil	30,000	100,000

Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	6,214	57,085
Accrued interest payable	16,729	68,737
NET CASH USED IN OPERATING ACTIVITIES	(383,647)	(456,936)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid to acquire Diamond Anvil	(30,000)	(100,000)
NET CASH USED IN INVESTING ACTIVITIES	(30,000)	(100,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	407,683	519,531
NET CASH PROVIDED BY FINANCING ACTIVITIES	407,683	519,531

NET DECREASE IN CASH	(5,964)	(37,405)

CASH, at the beginning of the period	6,584	46,551

CASH, at the end of the period	$620	$9,146

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Taxes	$—	$—

Noncash investing and financing transaction:
Refinancing of advances into convertible notes payable	$407,683	$619,168
Beneficial conversion discount on convertible note payable	$407,683	$619,168
Conversion of convertible notes payable	$421,374	$738,329

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEUTRA CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2015

Note 1. General Organization and Business

Neutra Corp. was incorporated in Nevada on January 11, 2011 to market and participate in the nutraceutical space by bringing products derived from all natural and organic origins. Along with participating in the actual nutraceutical products, we plan to research and bring new technology to the nutraceutical space. Nutraceutical natural medicine is an alternative system that focuses on natural remedies and the body’s vital ability to heal and maintain itself. One of the nutraceutical sub-markets is the new thriving medical cannabis market, in which we intend to participate. We intend to entrust the manufacturing to a nutraceutical contractor to private label all of our products and to sell them under our unique brand. We have established a fiscal year end of January 31.

We have not generated any revenues to date and our activities have been limited to developing our business plan, developing and launching our website, research and development of products and trial testing of our initial formulations. We will not have the necessary capital to fully develop or execute our business plan until we are able to secure additional financing. There can be no assurance that such financing will be available on suitable terms. We need to raise additional funds in order to implement our business plan. Our current cash on hand is insufficient to commercialize our products or fully develop our business strategy. If we are unable to raise adequate additional funds or if those funds are not available on terms that are acceptable to us, we will not be able to execute our business plan and we may cease operations.

On February 11, 2014, we acquired Diamond Anvil Designs, a developer of smoke-free nutraceutical delivery systems. Diamond Anvil Designs is a startup vapor pen company that is designing an all-purpose vapor pen. Currently most vapor pens are manufactured only to be used for tobacco, so we believe this an underdeveloped area of the market.

On October 5, 2015, we reincorporated from Florida to Nevada. The reincorporation was approved by our board of directors and by the holders of a majority of our common stock. Each shareholder received one share in the Nevada corporation for every 50 shares they held in the Florida corporation. Fractional shares were rounded up to the nearest whole share, and each shareholder received at least five shares. Our authorized shares increased to 480,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Note 2. Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. For the nine months ended October 31, 2015, we had a net loss of $794,918 and negative cash flow from operating activities of $383,647. As of October 31, 2015, we had negative working capital of $339,557. Management does not anticipate having positive cash flow from operations in the near future.

These factors raise a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

We do not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the we will not be able to remain in business.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to implement our business plan. Management will continue to seek out debt financing to obtain the capital required to meet our financial obligations. There is no assurance, however, that lenders will continue to advance capital to us or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise doubts about our ability to continue as a going concern.

In the long term, management believes that our projects and initiatives will be successful and will provide cash flow, which will be used to finance our future growth. However, there can be no assurances that our planned activities will be successful, or that we will ultimately attain profitability. Our long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations, and our ability to achieve adequate profitability and cash flows from operations to sustain its operations.

Note 3. Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended January 31, 2015 and notes thereto and other pertinent information contained in our Form 10-K that we filed with the Securities and Exchange Commission (the “SEC”).

The results of operations for the nine-month period ended October 31, 2015 are not necessarily indicative of the results to be expected for the full fiscal year ending January 31, 2016.

Consolidated Financial Statements

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries from the date of their formations. Significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) per Common Share

We compute basic and diluted earnings per common share amounts in accordance with ASC Topic 260, Earnings per Share. The basic earnings (loss) per common share are calculated by dividing our net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per common share are calculated by dividing our net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no dilutive shares outstanding for any periods reported.

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4. Acquisition of Diamond Anvil Designs

On February 7, 2014, we acquired all of the shares of Diamond Anvil Designs, LLC (“Diamond Anvil”) for $150,000. The agreement called for a $25,000 payment on the agreement date, and $125,000 in additional payments over the following five months. Through October 31, 2015, we have made cash payments of $140,000. Diamond Anvil owns intellectual property for a vapor pen; they have no tangible assets. As a result of the Company lacking inputs and outputs necessary to be considered a business, the acquisition was treated as an asset acquisition. Due to the significant doubt of future cash flows of this concept acquisition, the entire amount was impaired. During the nine months ended October 31, 2015 and 2014, the Company recognized impairment expense of $30,000 and $100,000, respectively, related to this transaction.

Note 5. Joint Venture with Green Mountain Plant Health

On October 7, 2015, we signed a joint venture agreement with Green Mountain Plant Health, LLC (“Green Mountain”), a Colorado limited liability company. Green Mountain makes products to cleanse air, surfaces and plants in horticultural production. The joint ventures focuses on rolling out new service in products in plant health to be used in medical cannabis cultivation. The agreement requires us to provide $100,000 in funding. An initial $10,000 is to be provided on December 1, 2015, and we shall provide follow-on funding of $5,000 per month for 18 months. As of the date of this report, no payments have been made by the Company to Green Mountain.

Note 6. Advances

During the nine months ended October 31, 2015, the Company received net, non-interest bearing advances from certain third parties totaling $407,683. During the nine months ended October 31, 2015, these advances were refinanced into convertible notes payable.  See Note 7. The total amount due under these advances as of October 31, 2015 and July 31, 2015 was $0. These advances are not collateralized, non-interest bearing and are due on demand.

Note 7. Convertible Notes Payable

Convertible notes payable consists of the following as of October 31, 2015 and January 31, 2015:

	October 31, 2015	January 31, 2015
Convertible note, dated July 31, 2013, bearing interest at 10% per annum, maturing on July 31, 2015 and convertible into shares of common stock at $0.05 per share	—	6,317
Convertible note, dated October 31, 2013, bearing interest at 10% per annum, maturing on October 31, 2015 and convertible into shares of common stock at $0.05 per share	—	—
Convertible note, dated April 30, 2014, bearing interest at 10% per annum, maturing on April 30, 2016 and convertible into shares of common stock at $0.05 per share	—	77,076
Convertible note, dated October 31, 2014, bearing interest at 10% per annum, maturing on October 31, 2016 and convertible into shares of common stock at $0.05 per share	—	223,506
Convertible note, dated January 31, 2015, bearing interest at 10% per annum, maturing on January 31, 2017 and convertible into shares of common stock at $0.02 per share	—	97,040
Convertible note, dated April 30, 2015, bearing interest at 10% per annum, maturing on April 30, 2017 and convertible into shares of common stock at $0.02 per share	73,654	—
Convertible note, dated July 31, 2015, bearing interest at 10% per annum, maturing on July 31, 2017 and convertible into shares of common stock at $0.01 per share.	73,940	—
Convertible note, dated October 31, 2015, bearing interest at 10% per annum, maturing on October 31, 2018 and convertible into shares of common stock at $0.50 per share.	260,089	—
Total convertible notes payable	$407,683	$403,939

Less: current portion of convertible notes payable	—	(6,317)
Less: discount on noncurrent convertible notes payable	(401,001)	(351,646)
Convertible notes payable, net of discount	$6,682	$45,976

Advances Refinanced into Convertible Promissory Notes

During the nine months ended October 31, 2015, we have signed Convertible Promissory Notes that refinance non-interest bearing advances into convertible notes payable. The Convertible Promissory Notes bear interest at 10% per annum and are payable at maturity along with accrued interest. The Convertible Promissory Notes and unpaid accrued interest are convertible into common stock at the option of the holder.

Date Issued	Maturity Date	Interest Rate	Conversion Rate	Amount of Note
April 30, 2015	April 30, 2017	10%	$0.02	$73,654
July 31, 2015	July 31, 2017	10%	$0.01	73,940
October 31, 2015	October 31, 2018	10%	$0.50	260,089
Total				$407,683

We evaluated the application of ASC 470-50-40/55, Debtor’s Accounting for a Modification or Exchange of Debt Instrument as it applies to the note listed above and concluded that the revised terms constituted a debt extinguishment due to the addition of the conversion feature. No gain or loss on the extinguishment was required to be recognized since the carrying amount of the existing debt approximated its fair value.

We evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. We determined that the conversion features did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. We then evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the note. Therefore, we recognized beneficial conversion features of $73,654; $74,940 and $260,089 on April 30, 2015; July 31, 2015 and October 31, 2015, respectively. We recorded the beneficial conversion features as an increase in additional paid-in capital and a discount to the Convertible Notes Payable. Discounts to the Convertible Notes Payable are amortized to interest expense over the life of the respective notes. During the nine months ended October 31, 2015 and 2014, we recorded amortization of discounts on convertible notes payable and recognized interest expense of $358,328 and $737,365, respectively.

Conversions to Common Stock

During nine months ended October 31, 2015, the holders of our convertible promissory notes converted $421,374 of principal and accrued interest into 253,185 shares of our common stock. See Note 8. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement which provided for conversion.

Note 8. Stockholders’ Equity

Share rounding on reverse split

On October 6, 2015 and in connection with our reincorporation in Nevada, we effected a one-for-50 reverse split. Fractional shares were rounded up, and each shareholder received at least five shares. As a result, we issued 4,448 additional shares. We recorded an increase in our common stock and decrease in additional paid-in capital of the same amount on our balance sheet.

Conversions to common stock

During nine months ended October 31, 2015, the holders of our convertible notes elected to convert principal and interest into shares of common stock as detailed below:

Date	Amount Converted	Number of Shares Issued
February 16, 2015	$6,655	2,662
February 16, 2015	77,752	31,101
April 30, 2015	184,000	92,000
June 5, 2015	51,088	25,544
August 1, 2015	101,878	101,878
Total	$421,374	253,185

Note 9. Subsequent Events

On November 6, 2015, the Company issued 957 shares as a result of share rounding on the reverse stock split. See Note 8.

On November 4, 2015, the holder of the convertible note dated April 30, 2015, converted $1,178 of accrued interest into 58,900 shares of common stock at a rate of $0.02 per share.

On November 13, 2015, the holder of the convertible note dated April 30, 2015, converted $980 of accrued interest into 49,000 share of common stock, at a rate of $0.02 per share.

On November 17, 2015, the holder of the convertible note dated April 30, 2015, converted $760 of accrued interest into 38,000 shares of common stock, at a rate of $0.02 per share.

On November 18, 2015, the holder of the convertible note dated April 30, 2015, converted $430 of accrued interest into 21,500 shares of common stock, at a rate of $0.02 per share.

On December 3, 2015, the holders of the convertible note dated April 30, 2015, converted $1,520 of accrued interest into 76,000 shares of common stock at a rate of $0.02 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

To the Board of Directors

of Neutra Corp.

We have audited the accompanying balance sheets of Neutra Corp. as of January 31, 2015 and 2014 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neutra Corp. as of January 31, 2015 and 2014, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated net loss of $1,896,815 and negative cash flow from operating activities of $546,538, which raises doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

Houston, TX

www.mkacpas.com

May 15, 2015

NEUTRA CORP.

CONSOLIDATED BALANCE SHEETS

	January 31, 2015	January 31, 2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,584	$46,551
Total current assets	6,584	46,551

TOTAL ASSETS	$6,584	$46,551

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$333,963	$244,635
Advances payable	—	99,637
Current portion of convertible notes payable, net of discount of $0 and $0, respectively	6,317	—
Current portion of accrued interest payable	310	—
Total current liabilities	340,590	344,272

Convertible notes payable, net of discount of $351,646 and $704,046, respectively	45,976	177,886
Accrued interest payable	5,973	29,149
TOTAL LIABILITIES	392,539	551,307

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.0001 par value; 100,000,000 shares authorized; 45,159,054 shares and 14,904,515 shares issued and outstanding at January 31, 2015 and January 31, 2014, respectively	4,516	1,490
Additional paid-in capital	3,154,198	1,201,608
Common stock payable	60,000	—
Accumulated deficit	(3,604,669)	(1,707,854)
Total shareholders’ equity (deficit)	(385,955)	(504,756)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$6,584	$46,551

The accompanying notes are an integral part of these audited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended January 31,
	2015	2014

OPERATING EXPENSES
General and administrative expenses	$635,866	$965,903

LOSS FROM OPERATIONS	(635,866)	(965,903)

OTHER INCOME (EXPENSE)
Interest expense	(1,150,949)	(292,381)
Loss on acquisition	(110,000)	—

NET LOSS	$(1,896,815)	$(1,258,284)

NET LOSS PER COMMON SHARE – Basic and fully diluted	$(0.07)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING Basic and fully diluted	28,193,410	9,635,748

The accompanying notes are an integral part of these audited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid In	Common Stock	Accumulated
	Shares	Amount	Capital	Payable	Deficit	Total

BALANCE, January 31, 2013	4,949,515	$495	$183,700	$—	$(449,570)	$(265,375)

Shares issued for conversion of notes payable	9,955,000	995	98,555	—	—	99,550
Discount on issuance of convertible note payable	—	—	919,353	—	—	919,353
Net Loss	—	—	—	—	(1,258,284)	(1,258,284)

BALANCE, January 31, 2014	14,904,515	$1,490	$1,201,608	$—	$(1,707,854)	$(504,756)

Shares issued for conversion of notes payable	30,254,539	3,026	1,236,383	—	—	1,239,409
Beneficial conversion discount on issuance of convertible note payable	—	—	716,208	—	—	716,208
Stock payable for conversion of convertible note payable	—	—	—	60,000	—	60,000
Net loss	—	—	—	—	(1,896,815)	(1,896,815)

BALANCE, January 31, 2015	45,159,054	$4,516	$3,154,198	$60,000	$(3,604,669)	$(385,955)

The accompanying notes are an integral part of these audited consolidated financial statements.

NEUTRA CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended January 31,
	2015	2014

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,896,815)	$(1,258,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible note payable	1,068,607	253,028
Loss on acquisition of Diamond Anvil Designs	110,000	—
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	89,328	165,849
Accrued interest payable	82,342	39,353
NET CASH USED IN OPERATING ACTIVITIES	(546,538)	(800,054)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Diamond Anvil Designs	(110,000)	—
NET CASH USED IN INVESTING ACTIVITIES	(110,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	616,571	839,505
NET CASH PROVIDED BY FINANCING ACTIVITIES	616,571	839,505

NET INCREASE (DECREASE) IN CASH	(39,967)	39,451

CASH, at the beginning of the period	46,551	7,100

CASH, at the end of the period	$6,584	$46,551

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Taxes	$—	$—

Noncash investing and financing transaction:
Refinancing of advances into convertible notes payable	$716,208	$919,353
Beneficial conversion of convertible note payable	$716,208	$919,353
Conversion of convertible notes payable	$1,239,409	$99,550

The accompanying notes are an integral part of these audited consolidated financial statements.

NEUTRA CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JANUARY 31, 2015

Note 1. Background Information

Neutra Corp. was incorporated in Florida on January 11, 2011 to market and participate in the Nutraceutical space by bringing products derived from all natural and organic origins. Along with participating in the actual nutraceutical products, we plan to research and bring new technology to the Nutraceutical space. Nutraceutical natural medicine is an alternative system that focuses on natural remedies and the body’s vital ability to heal and maintain itself. One of the nutraceutical sub-markets is the new thriving medical cannabis market, in which we will be doing our due diligence and participating. We intend to entrust the manufacturing to a nutraceutical contractor to private label all of our products and to sell them under our unique brand. We have established a fiscal year end of January 31.

We have narrowed our product focus to research and development in the following areas:  weight-loss, detox, men’s health, acid-alkali pH balance, anti-aging, sleep disorders, autism, pain management with the use of the new thriving medical cannabis products, and air space sanitation derived by nutraceutical technology. We are continuously testing different ingredients and suppliers for purity and quality of transportation and storage of ingredients to preserve their potency. This will ensure that we are always at the top of the technology and purity of our products. In addition, we have contracted with a company that has the ability to infuse our formulations with a bio-energy infusion that enhances the efficacy of the ingredients on a sub-molecular level. For the time being, we are in negotiations with veterans in the medical cannabis space in California for further involvement. We see many barriers to enter this market, which are technology of delivery, which include oral – baked, oral – capsule, topical, injections or microinjections, and inhalation.

The Company will be a way of providing start up and operating expenses such as to facilitate the completion of the undertaking of the business.

We have not generated any revenues to date and our activities have been limited to developing our business plan, developing and launching our website, research and development of products and trial testing of our initial formulations. We will not have the necessary capital to fully develop or execute our business plan until we are able to secure additional financing. There can be no assurance that such financing will be available on suitable terms. We need to raise an additional $400,000 to implement our business plan over the next twelve months. Our current cash on hand is insufficient to commercialize our products or fully develop our business strategy. If we are unable to raise adequate additional funds or if those funds are not available on terms that are acceptable to us, we will not be able to execute our business plan and we may cease operations.

On February 11, 2014, the Company acquired Diamond Anvil Designs, a developer of smoke-free nutraceutical delivery systems. Diamond Anvil Designs is a startup vapor pen company that is designing an all-purpose vapor pen. Currently most vapor pens are manufactured only to be used for tobacco, so we feel this an underdeveloped area of the market.

We have no revenues, have incurred losses since inception, have been issued a going concern opinion from our auditors, and rely upon the sale of our securities and borrowing to fund operations.

Note 2. Going Concern

For the fiscal year ended January 31, 2015, the Company had a net loss of $1,896,815 and negative cash flow from operations of $546,538. As of January 31, 2015, the Company has negative working capital of $334,006. The company has not emerged from the development stage.

These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company does not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to implement the Company’s business plan. Management will continue to seek out debt financing to obtain the capital required to meet the Company’s financial obligations. There is no assurance, however, that lenders will continue to advance capital to the Company or that the new business operations will be profitable. The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raises doubts about the Company’s ability to continue as a going concern.

In the long term, management believes that the Company’s projects and initiatives will be successful and will provide cash flow to the Company that will be used to finance the Company’s future growth. However, there can be no assurances that the Company’s planned activities will be successful, or that the Company will ultimately attain profitability. The Company’s long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations, and the ability of the Company to achieve adequate profitability and cash flows from operations to sustain its operations.

Note 3. Significant Accounting Policies

The significant accounting policies that the Company follows are:

Consolidated Financial Statements

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries from the date of their formations. Significant intercompany transactions have been eliminated in consolidation.

Development Stage Company

The Company was a development stage enterprise reporting under the provisions of Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC. The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents were $6,584 and $46,551 at January 31, 2015 and 2014, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of January 31, 2015 and 2014, respectively.

Common stock

The Company records common stock issuances when all of the legal requirements for the issuance of such common stock have been satisfied.

Earnings (Loss) Per Share

The Company computes basic and diluted earnings per common share amounts in accordance with ASC Topic 260, Earnings per Share. The basic earnings (loss) per common share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per common share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no dilutive shares outstanding for any periods reported.

Beneficial Conversion Feature

Beneficial conversion feature is a non-detachable conversion feature that is in the money at the commitment date. The Company follows the guidance of ASC Subtopic 470-20 Debt with Conversion and Other Options to evaluate as to whether beneficial conversion feature exists. Pursuant to Section 470-20-30 an embedded beneficial conversion feature recognized separately under paragraph 470-20-25-5 shall be measured initially at its intrinsic value at the commitment date (see paragraphs 470-20-30-9 through 30-12) as the difference between the conversion price (see paragraph 470-20-30-5) and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. When the Company issues an debt or equity security that is convertible into common stock at a discount from the fair value of the common stock at the date the debt or equity security counterparty is legally committed to purchase such a security (Commitment Date), a beneficial conversion charge is measured and recorded on the Commitment Date for the difference between the fair value of the Company’s common stock and the effective conversion price of the debt or equity security. If the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the debt or equity security, the amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the debt or equity security.

Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no known commitments or contingencies as of December 31, 2014 and December 31, 2013.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period between the origination of these instruments and their expected realization.

FASB Accounting Standards Codification (ASC) 820 Fair Value Measurements and Disclosures (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 -

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of January 31, 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under GAAP. The new amendments will require an organization to:

•

Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period; and

•

Cross-reference to other disclosures currently required under GAAP for other reclassification items (that are not required under GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendment was effective for the Company beginning February 1, 2014. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The Company adopted ASU No. 2013-01 effective February 1, 2014. The adoption of ASU No. 2013-01 did not have a material impact on our financial position or results of operations.

In May 2014, the FASB issued the FASB Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). This guidance amends the existing FASB Accounting Standards Codification, creating a new Topic 606, Revenue from Contracts with Customer. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should apply the following steps:

1.	Identify the contract(s) with the customer

2.	Identify the performance obligations in the contract

3.	Determine the transaction price

4.	Allocate the transaction price to the performance obligations in the contract

5.	Recognize revenue when (or as) the entity satisfies a performance obligations

The ASU also provides guidance on disclosures that should be provided to enable financial statement users to understand the nature, amount, timing, and uncertainty of revenue recognition and cash flows arising from contracts with customers. Qualitative and quantitative information is required about the following:

1.

Contracts with customers – including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations)

2.

Significant judgments and changes in judgments – determining the timing of satisfaction of performance obligations (over time or at a point in time), and determining the transaction price and amounts allocated to performance obligations

3.	Assets recognized from the costs to obtain or fulfill a contract.

ASU 2014-09 is effective for periods beginning after December 15, 2016, including interim reporting periods within that reporting period for all public entities. Early application is not permitted.

In June 2014, the FASB issued the FASB Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. The presentation and disclosure requirements in Topic 915 will no longer be required for the first annual period beginning after December 15, 2014. The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted. The Company adopted ASU 2014-10 during the year ended January 31, 2015, thereby no longer presenting or disclosing any information required by Topic 915.

In June 2014, the FASB issued the FASB Accounting Standards Update No. 2014-12 “Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).

The amendments clarify the proper method of accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The Update requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered.

The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted.

In August 2014, the FASB issued the FASB Accounting Standards Update No. 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). The term probable is used consistently with its use in Topic 450, Contingencies.

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following (or refer to similar information disclosed elsewhere in the footnotes):

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)

b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations

c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

If conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, and substantial doubt is not alleviated after consideration of management’s plans, an entity should include a statement in the footnotes indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or available to be issued). Additionally, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern

b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations

c.	Management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 4. Acquisition of Diamond Anvil Designs

On February 7, 2014, the Company acquired all of the shares of Diamond Anvil Designs, LLC (“Diamond Anvil”) for $150,000. The agreement called for a $25,000 payment on the agreement date, and $125,000 in additional payments over the following five months. Through January 31, 2015, we have made cash payments of $110,000. Diamond Anvil owns intellectual property for a vapor pen; they have no tangible assets. As a result of the Company lacking inputs and outputs necessary to be considered a business, the acquisition was treated as an asset acquisition. Due to the significant doubt of future cash flows of this concept acquisition, the entire amount was impaired.

Note 5. Advances from Third Parties

During the year ended January 31, 2015, the Company received net, non-interest bearing advances from certain third parties totaling $616,571. The total amount due under these advances as of January 31, 2015 was $0.

Note 6. Convertibles Notes Payable

Convertible Notes Payable consists of the following as of January 31, 2015 and January 31, 2014:

	January 31, 2015	January 31, 2014
Convertible note payable, dated February 28, 2013, bearing interest at 10% per annum, matures on February 28, 2015 and convertible into shares of common stock at $0.01 per share	$—	$67,229
Convertible note payable, dated July 31, 2013, bearing interest at 10% per annum, matures on July 31, 2015 and convertible into shares of common stock at $0.05 per share	6,317	338,815
Convertible note payable, dated October 31, 2013, bearing interest at 10% per annum, matures on October 31, 2015 and convertible into shares of common stock at $0.05 per share	—	475,888
Convertible note payable, dated April 30, 2014, bearing interest at 10% per annum, matures on April 30, 2016 and convertible into shares of common stock at $0.05 per share	77,076	—
Convertible note payable, dated October 31, 2014, bearing interest at 10% per annum, matures on October 31, 2016 and convertible into shares of common stock at $0.05 per share	223,506	—
Convertible note payable, dated January 31, 2015, bearing interest at 10% per annum, matures on January 31, 2017 and convertible into shares of common stock at $0.03 per share	97,040	—
Total convertible notes payable	$403,939	$$881,932

Less: current portion of convertible notes payable	(6,317)	—
Less: discount on noncurrent convertible notes payable	(351,646)	(704,046)
Convertible notes payable, net of discount	$45,976	$177,886

Advances Refinanced into Convertible Promissory Notes

During the year ended January 31, 2015, the Company signed Convertible Promissory Notes that refinance non-interest bearing advances into convertible notes payable. The Convertible Promissory Notes bear interest at 10% per annum and are payable along with accrued interest. The Convertible Promissory Note and unpaid accrued interest are convertible into common stock at the option of the holder.

Date Issued	Maturity Date	Interest Rate	Conversion Rate	Amount of Note	Beneficial Conversion Discount
April 30, 2014	April 30, 2016	10%	$0.05	$395,662	$395,662
October 31, 2014	October 31, 2016	10%	0.05	223,506	223,506
January 31, 2015	January 31, 2017	10%	0.03	97,040	97,040
Total				$716,208	$716,208

During the year ended January 31, 2014, the Company signed Convertible Promissory Notes that refinance non-interest bearing advances into convertible notes payable. The Convertible Promissory Notes bear interest at 10% per annum and are payable along with accrued interest on the maturity date. The Convertible Promissory Note and unpaid accrued interest are convertible into common stock at the option of the holder.

Date Issued	Maturity Date	Interest Rate	Conversion Rate Per Share	Amount of Note
February 28, 2013	February 28, 2015	10%	$0.01	$104,650
July 31, 2013	July 31, 2015	10%	$0.05	$338,815
October 31, 2013	October 31, 2015	10%	$0.05	$475,888

The Company evaluated the application of ASC 470-50-40/55, Debtor’s Accounting for a Modification or Exchange of Debt Instrument as it applies to the note listed above and concluded that the revised terms constituted a debt modification rather than a debt extinguishment because the present value of the cash flow under the terms of the new instrument was less than 10% from the present value of the remaining cash flows under the terms of the original note. No gain or loss on the modifications was required to be recognized.

The Company evaluated the terms of the new note in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion features did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the note and was deemed to be less than the market value of underlying common stock at the inception of the note. Therefore, the Company recognized beneficial conversion features as show in the table above. The beneficial conversion features were recorded as an increase in additional paid-in capital and a discount to the Convertible Notes Payable. Discounts to the Convertible Notes Payable are amortized to interest expense over the life of the note.

Conversions to Common Stock during the year ended January 31, 2015

During the year ended January 31, 2015, the holders of the Convertible Note Payable dated February 28, 2013 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.01 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Number of Shares Issued	Unamortized Discount
February 7, 2014	$6,000	600,000	$3,061
February 11, 2014	7,000	700,000	3,533
March 3, 2014	9,000	900,000	4,069
March 18, 2014	8,000	800,000	3,796
March 25, 2014	8,000	800,000	3,380
April 15, 2014	8,000	800,000	3,208
April 15, 2014	8,000	800,000	2,341
May 7, 2014	8,000	800,000	1,964
May 14, 2014	6,329	632,946	—
Total	$68,329	6,832,946	$25,352

During the year ended January 31, 2015, the holders of the Convertible Note Payable dated July 31, 2013 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.05 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Number of Shares Issued	Unamortized Discount
May 7, 2014	$5,000	100,000	$—
May 21, 2014	20,000	400,000	—
June 12, 2014	50,000	1,000,000	25,899
June 17, 2014	20,000	400,000	10,960
July 7, 2014	50,000	1,000,000	25,476
July 11, 2014	50,000	1,000,000	25,724
July 24, 2014	50,000	1,000,000	23,828
August 4, 2014	60,000	1,200,000	26,356
August 5, 2014	60,000	1,200,000	26,096
Total	$365,000	7,300,000	$164,339

During the year ended January 31, 2015, the holders of the Convertible Note Payable dated October 31, 2013 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.05 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Number of Shares Issued	Unamortized Discount
August 8, 2014	$65,000	1,300,000	$17,445
August 22, 2014	65,000	1,300,000	37,633
September 24, 2014	70,000	1,400,000	35,837
October 2, 2014	70,000	1,400,000	36,195
October 10, 2014	25,000	500,000	12,259
October 22, 2014	70,000	1,400,000	32,301
November 6, 2014	85,000	1,700,000	34,010
December 15, 2014	71,080	1,421,593	2,928
Total	$521,080	10,421,593	$208,608

During the year ended January 31, 2015, the holders of the Convertible Note Payable dated April 30, 2014 elected to convert principal and accrued interest in the amounts show below into share of common stock at a rate of $0.05 per share. On the conversion date, the unamortized discount related to the principal amount converted was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement that provided for conversion.

Date	Amount Converted	Number of Shares Issued	Unamortized Discount
November 26, 2014	$90,000	1,800,000	$47,920
December 3, 2014	50,000	1,000,000	34,618
January 5, 2015	100,000	2,000,000	62,110
January 15, 2015	105,000	2,100,000	63,472
Total	$345,000	6,900,000	$208,120

Conversions to Common Stock during the year ended January 31, 2014

During the year ended January 31, 2014, the holders of the Convertible Note Payable dated February 1, 2012 elected to convert principal and accrued interest in the amounts shown below into shares of common stock at a rate of $0.01 per share. On the conversion date, the unamortized discount related to the principal amount was immediately amortized to interest expense. No gain or loss was recognized on the conversions as they occurred within the terms of the agreement.

Date	Amount Converted	Number of Shares of Common Stock Issued	Unamortized Discount
February 6, 2013	$4,900	490,000	$3,920
March 12, 2013	4,900	490,000	3,803
March 20, 2013	5,900	590,000	4,503
April 15, 2013	6,500	650,000	4,821
May 3, 2013	3,250	325,000	2,281
May 17, 2013	3,700	370,000	2,580
May 22, 2013	3,700	370,000	2,494
June 13, 2013	3,700	370,000	2,407
June 14, 2013	4,000	400,000	2,489
June 24, 2013	4,000	400,000	2,477
August 1, 2013	4,000	400,000	1,312
August 13, 2013	4,520	452,000	—
Total	$53,070	5,307,000	$33,088

During the year ended January 31, 2014, the holder of the Convertible Not Payable dated February 28, 2013 elected to convert principal and accrued interest in the amounts shown below into shares of common stock at a rate of $0.01 per share. On the conversion date, the unamortized discount related to the principal amount was immediately amortized to interest expense.  No gain or loss was recognized on the conversions as they occurred within the terms of the agreement.

Date	Amount Converted	Number of Shares of Common Stock Issued	Unamortized Discount
August 13, 2013	$3,480	348,000	$—
September 17, 2013	4,000	400,000	—
October 1, 2013	4,000	400,000	1,300
October 25, 2013	5,000	500,000	3,193
November 8, 2013	4,000	400,000	2,435
December 4, 2013	5,000	500,000	2,697
January 7, 2014	10,000	1,000,000	5,340
January 24, 2014	5,000	500,000	2,710
January 27, 2014	6,000	600,000	3,186

Note 7. Stockholders’ Equity

During the year ended January 31, 2015, the Company issued stock to third parties for the conversion of notes payable and accrued interest. No gain or loss was recognized on the conversions as they occurred within the terms of the respective notes. The stock issued is as follows:

Date	Amount Converted	Number of Shares Issued
February 7, 2014	$6,000	600,000
February 11, 2014	7,000	700,000
March 3, 2014	9,000	900,000
March 18, 2014	8,000	800,000
March 25, 2014	8,000	800,000
April 15, 2014	8,000	800,000
April 15, 2014	8,000	800,000
May 7, 2014	8,000	800,000
May 7, 2014	5,000	100,000
May 14, 2014	6,329	632,946
May 21, 2014	20,000	400,000
June 12, 2014	50,000	1,000,000
June 17, 2014	20,000	400,000
July 7, 2014	50,000	1,000,000
July 11, 2014	50,000	1,000,000
July 24, 2014	50,000	1,000,000
August 4, 2014	60,000	1,200,000
August 5, 2014	60,000	1,200,000
August 8, 2014	65,000	1,300,000
August 22, 2014	65,000	1,300,000
September 24, 2014	70,000	1,400,000
October 2, 2014	70,000	1,400,000
October 10, 2014	25,000	500,000
October 22, 2014	70,000	1,400,000
November 6, 2014	85,000	1,700,000
November 26, 2014	90,000	1,800,000
December 3, 2014	50,000	1,000,000
December 15, 2014	71,080	1,421,593
January 5, 2014	100,000	2,000,000
January 15, 2015	105,000	2,100,000
Total	$1,299,409	31,454,539

During the year ended January 31, 2014, the Company issued stock to third parties for the conversion of notes payable.  No gain or loss was recognized on the conversions as they occurred within the terms of the respective notes.  The stock issued is as follows:

Conversion Date	Number of Shares of Common Stock Issued	Value of Shares
February 6, 2013	490,000	$4,900
March 12, 2013	490,000	4,900
March 20, 2013	590,000	5,900
April 15, 2013	650,000	6,500
May 3, 2013	325,000	3,250
May 17, 2013	370,000	3,700
May 22, 2013	370,000	3,700
June 13, 2013	370,000	3,700
June 14, 2013	400,000	4,000
June 24, 2013	400,000	4,000
August 1, 2013	400,000	4,000
August 13, 2013	800,000	8,000
September 17, 2013	400,000	4,000
October 1, 2013	400,000	4,000
October 25, 2013	500,000	5,000
November 8, 2013	400,000	4,000
December 4, 2013	500,000	5,000
January 7, 2014	1,000,000	10,000
January 24, 2014	500,000	5,000
January 27, 2014	600,000	6,000
Total	9,955,000	$99,550

Note 8. Income Taxes

There is no current or deferred income tax expense or benefit for the period ended January 31, 2015.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference for the periods ended January 31, 2015 and 2014 are as follows.

	2015	2014
Tax benefit at U.S. statutory rate	$112,358	$124,816
Valuation allowance	(112,358)	(124,816)
	$—	$—

Note 9. Subsequent Events

On February 16, 2015, the holder of the convertible note payable dated July 31, 2013, elected to convert principal and accrued interest in the amount of $6,654 into 133,092 shares of the Company’s common stock at a rate of $0.05 per share. On the same date, the unamortized discount related to the converted to principal was amortized to interest expense.

On February 16, 2015, the holders of the convertible note dated April 30, 2014 elected to convert principal and accrued interest in the amount of $77,752 into 1,555,044 shares of the Company’s common stock at a rate of $0.05 per share. On the same date, the unamortized discount related to the converted to principal was amortized to interest expense.

On April 30, 2015, the holders of the convertible note payable dated October 31, 2014, elected to convert principal and accrued interest in the amount of $184,000 into 4,600,000 shares of the Company’s common stock at the rate of $0.04 per share.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Accounting fees and expenses	$2,500
Legal fees and expense	$25,000
Mailing and printing expenses	$2,500
Miscellaneous and SEC filing fee	$5,000
Total	$35,000

All amounts are estimates. We are paying all expenses of the offering listed above.

Item 14. Indemnification Of Directors And Officers.

Under our Articles of Incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
September 7, 2012	Common Stock	86,990	$43,495 conversion of convertible promissory note dated August 31, 2012 to Boxcar Transportation Corp.	Section (3)(a)(9)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
February 6, 2013	Common Stock	9,800	$4,900 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
March 12, 2013	Common Stock	9,800	$4,900 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
March 20, 2013	Common Stock	11,800	$5,900 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
April 15, 2013	Common Stock	13,000	$6,500 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 3, 2013	Common Stock	6,500	$3,250 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 17, 2013	Common Stock	7,400	$3,700 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 22, 2013	Common Stock	7,400	$3,700 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
June 13, 2013	Common Stock	7,400	$3,700 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
June 14, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
June 24, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
August 1, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
August 13, 2013	Common Stock	16,000	$8,000 conversion of debt on convertible promissory note dated February 1, 2012.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
September 17, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
October 1, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
October 25, 2013	Common Stock	10,000	$5,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
November 8, 2013	Common Stock	8,000	$4,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
December 4, 2013	Common Stock	10,000	$5,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
January 7, 2014	Common Stock	20,000	$10,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
January 24, 2014	Common Stock	10,000	$5,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
January 27, 2014	Common Stock	12,000	$6,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
February 7, 2014	Common Stock	12,000	$6,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
February 11, 2014	Common Stock	14,000	$7,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
March 3, 2014	Common Stock	18,000	$9,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
March 18, 2014	Common Stock	16,000	$8,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
March 25, 2014	Common Stock	16,000	$8,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
April 15, 2014	Common Stock	32,000	$16,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 7, 2014	Common Stock	16,000	$8,000 conversion of debt on convertible promissory note dated February 28, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 7, 2014	Common Stock	2,000	$5,000 conversion of debt on convertible promissory note dated July 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
May 14, 2014	Common Stock	12,659	$6,329 conversion of debt of convertible promissory note dated February 28, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.01 per share (pre-split).
May 21, 2014	Common Stock	8,000	$20,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
June 12, 2014	Common Stock	20,000	$50,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
June 17, 2014	Common Stock	8,000	$20,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
July 7, 2014	Common Stock	20,000	$50,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
July 11, 2014	Common Stock	20,000	$50,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
July 24, 2014	Common Stock	20,000	$50,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
August 4, 2014	Common Stock	24,000	$60,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
August 5, 2014	Common Stock	24,000	$60,000 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
August 8, 2014	Common Stock	26,000	$65,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
August 22, 2014	Common Stock	26,000	$65,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
September 24, 2014	Common Stock	28,000	$70,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
October 2, 2014	Common Stock	28,000	$70,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
October 10, 2014	Common Stock	10,000	$25,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
October 22, 2014	Common Stock	28,000	$70,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
November 6, 2014	Common Stock	34,000	$85,000 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
November 26, 2014	Common Stock	36,000	$90,000 conversion of debt of convertible promissory note dated April 30, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
December 3, 2014		20,000	$50,000 conversion of debt of convertible promissory note dated April 30, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
December 15, 2014	Common Stock	28,432	$71,080 conversion of debt of convertible promissory note dated October 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
January 5, 2015	Common Stock	40,000	$100,000 conversion of debt of convertible promissory note dated April 30, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
January 15, 2015	Common Stock	42,000	$105,000 conversion of debt of convertible promissory note dated April 30, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, Terms of Exercise or Conversion
February 16, 2015	Common Stock	2,662	$6,665 conversion of debt of convertible promissory note dated July 31, 2013	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
February 16, 2015	Common Stock	31,101	$77,752 conversion of debt of convertible promissory note dated April 30, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.05 per share (pre-split).
April 30, 2015	Common Stock	92,000	$184,000 conversion of debt of convertible promissory note dated October 31, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
June 5, 2015	Common Stock	25,544	$51,088 conversion of debt of convertible promissory note dated October 31, 2014	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.04 per share (pre-split).
August 1, 2015	Common Stock	101,878	$101,878 conversion of debt of convertible promissory note dated January 31, 2015	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share (pre-split).

The above securities were not registered under the Securities Act.  These securities qualified for exemption under 3(a)9 of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation of Neutra Corp.
3.2	Bylaws of Neutra Corp.
4.1	Certificate of Designation of Series E Preferred Stock
5.1	Opinion of Sonfield & Sonfield
10.1	Registration Rights Agreement dated February 1, 2016 by and between Neutra Corp. and Terra First Enterprises, Inc.
10.2	Convertible promissory dated July 31, 2015, payable to the order of Terra First Enterprises, Inc.
21.1	List of Subsidiaries of Neutra Corp.
23.1	Consent of M&K CPAS, PLLC
23.2	Consent of Sonfield & Sonfield (included in Exhibit 5.1)
101	Interactive Data File

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(ii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada, on February 16, 2016.

NEUTRA CORP.

By: /s/ Chris Brown
Chris Brown
Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Brown Chris Brown	Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.	February 16, 2016